Exhibit 99.1

Bison Capital Acquisition Corp.

Clarifies Information of Its Chairman and President

NEW YORK, NY and SHANGHAI, China, October 18, 2018 (PR Newswire)

NEW YORK, NY and SHANGHAI, China, Oct. 18, 2018 (GLOBE NEWSWIRE) -- Bison Capital Acquisition Corp. (“BCAC”, NASDAQ: BCAC) today issued an announcement in order to clarify some information regarding its Chairman and President, Mr. Peixin Xu (spelled “徐沛欣” in Chinese and hereafter referred to as “BCAC’s Chairman”).

Because there has been some confusion in the public about the information of BCAC’s Chairman, BCAC deemed it necessary to make the following clarification: BCAC’s Chairman, age 47, has no relation or connection whatsoever with the Chairman of Global Trend Intelligent Technologies Limited, Peixin Xu (spelled “许培新”in Chinese), age 55, other than a name which is spelled in the same way when written in English. BCAC’s Chairman has never performed any functions in Global Trend Intelligent Technologies Limited or any other company of the same group of companies.

The full biography of BCAC’s Chairman is as follows: Mr. Peixin Xu (spelled “徐沛欣” in Chinese) is the Founder of Bison Capital Holding Company Limited and has been serving as a Partner and Director since 2013. Mr. Xu has been the Chairman and President at Bison Capital Acquisition Corp. since December 2016. He has been an Executive Director of Bison Finance Group Limited since November 21, 2017. Mr. Xu has been a Researcher at Peking University since 2007. He has over 18 years of experience in the information technology industry. He served as the Manager of New Product Department of North Star Group's Commercial Section that he became a retailing business expert. In 2001, he started as an Angel Investor establishing and involved in several companies in multiple business areas. Mr. Xu is the Founder of Beijing RedBaby Information Technology Co., Ltd and has served as its Chief Executive Officer, Director, and Chairman since June 2004. Mr. Xu served as a venture Partner of New Enterprise Associates from 2005 to June 2012.  Mr. Xu has been a Non-Executive Director of Target Capital Management Limited from July 2016 to August 2018. He has been an Independent Director of Bona Film Group Limited from November 13, 2011 to April 2016. He has been a Director of Cinedigm Corp. since November 1, 2017. He served as a Director of AirMedia Group, Inc. from November 2011 to April 2016. He completed B.A. in Business Administration from the Tianjin University of Commerce in 1993.

About BCAC

BCAC is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination with one or more businesses or entities. BCAC’s efforts to identify a target business have not been limited to a particular industry or geographic region. BCAC is sponsored by Bison Capital Holding Company Limited, an investment holding company that focuses on the healthcare, media and financial services sectors.

Disclaimer

This press release is not a proxy statement or a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No registered offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Contact:

Bison Capital Acquisition Corp.: jamestong@bisonholding.com